EXHIBIT 8.2
Law Offices Of
Keller Rohrback l.l.p.
August 10, 2009
Frontier Financial Corporation
332 S.W. Everett Mall Way
P. O. Box 2215
Everett, WA 98203

Re:	Corporate Merger/Tax Consequences
Ladies and Gentlemen:
     This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger (the “Merger”) of Frontier Financial Corporation (“Frontier”) into SP Acquisition Holdings, Inc. (“SPAH”) in exchange for SPAH common stock and warrants. The time at which the Merger becomes effective is hereafter referred to as the “Effective Date.” This opinion is being delivered in connection with Frontier’s registration statement on Form S-4 relating to the proposed Merger (the “Registration Statement”) to which this opinion appears as an exhibit.
     We have acted as legal counsel to Frontier in connection with the Merger. In acting as counsel to Frontier in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing of the Registration Statement. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:
1.	The Agreement and Plan of Merger dated as of July 30, 2009, between Frontier and SPAH (the “Merger Agreement”).

2.	Form S-4 Registration Statement and Prospectus of SPAH filed with the Securities and Exchange Commission on or about August 7, 2009.

3.	The Joint Proxy Statement of Frontier and SPAH (included as part of the Registration Statement).
• Keller Rohrback L.L.P. 1201 Third Avenue, Suite 3200, Seattle, Washington 98101-3052, Telephone: (206) 623-1900, Fax: (206) 623-3384 •
Keller Rohrback L.L.P. 770 Broadway, 2nd Floor, New York, New York 10003, Telephone: (646) 495-6198, Fax: (646) 495-6197
Keller Rohrback P.L.C. 3101 North Central Avenue, Suite 1400, Phoenix, Arizona 85012, Telephone: (602) 248-0088, Fax : (602) 248-2822
www. KellerRohrback.com

Frontier Financial Corporation August 10, 2009 Page 2	Keller Rohrback l.l.p.
4.	Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.
     We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us through the Effective Date of the Merger, and that the Merger will be effected in accordance with the terms of the Merger Agreement.
     Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.
     Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated by the Merger Agreement, it is our opinion that:
     A. The Merger will be treated as a reorganization under Section 368(a)(1)(A) of the Code and Frontier and SPAH will each be a party to that reorganization within the meaning of Section 368(b) of the Code.
     B. It is further our opinion that the material federal income tax consequences of the Merger will be:
          1. Parties. No gain or loss will be recognized by Frontier or SPAH as a result of the Merger.
          2. Shareholders of Frontier. We hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”.
     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of Washington, and we do not express any opinion herein concerning any law other than the federal law of the United States.

Frontier Financial Corporation August 10, 2009 Page 3	Keller Rohrback l.l.p.
     This opinion is furnished to you for use in connection with the Merger and the Joint Proxy Statement and Registration Statement, and may not be relied upon for any other purpose.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences.” By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely, /s/ KELLER ROHRBACK L.L.P.